UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 24, 2026

Karyopharm Therapeutics Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36167	26-3931704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Wells Avenue, 2nd Floor Newton, Massachusetts	02459
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 658-0600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	KPTI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On March 24, 2026, Karyopharm Therapeutics Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with RA Capital Management (the “Investor”), pursuant to which the Company agreed to issue and sell (i) 1,030,354 shares (the “Shares”) of its common stock, par value $0.0001 per share (“Common Stock”), at a purchase price of $6.785 per share and, in lieu of Common Stock, pre-funded warrants to purchase up to 3,391,164 shares of Common Stock (the “Pre-Funded Warrants”) at a purchase price of $6.7849 per pre-funded warrant, and (ii) accompanying warrants to purchase 4,421,518 shares of Common Stock with an exercise price of $10.00 per share (the “Common Stock Warrants”) to the Investor in a private placement (collectively, the “Private Placement”).

The Private Placement is expected to result in gross proceeds of approximately $30 million at closing to the Company, before placement agent fees and offering expenses. The Company will receive an additional approximately $44 million of gross proceeds if the accompanying Common Stock Warrants are exercised in full. The Company intends to use the proceeds from the Private Placement for general corporate purposes, including to support the Company’s ongoing and planned clinical trial activities. The closing of the Private Placement is subject to customary closing conditions and is expected to occur on or about March 26, 2026.

Jefferies LLC and Piper Sandler & Co. acted as placement agents for the Private Placement.

The Securities Purchase Agreement provides that, from the date of the Securities Purchase Agreement until the business day immediately following the effective date of the registration statement filed pursuant to the Registration Rights Agreement (as defined herein), the Company may not issue shares of Common Stock or common stock equivalents, or file with the Securities and Exchange Commission (the “SEC”) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) relating to any shares of Common Stock or common stock equivalents; provided that such restrictions do not apply to the filing of a primary shelf registration statement on Form S-3 to replace the Company’s existing primary shelf registration statement on Form S-3 upon the expiration or termination thereof covering substantially the same categories of securities and transaction types as the existing shelf registration statement, or the issuance and sale of shares of Common Stock pursuant to the Open Market Sale AgreementSM, by and between the Company and Jefferies LLC, dated February 17, 2023 (the “Sale Agreement”).

The Securities Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Securities Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The above description of the Securities Purchase Agreement is a summary only and is qualified in its entirety by reference to the Securities Purchase Agreement, a copy of which is filed as Exhibit 10.1 to the Current Report on Form 8-K and is incorporated by reference herein.

Registration Rights Agreement

In connection with the Private Placement, the Company will enter into a registration rights agreement (the “Registration Rights Agreement”) with the Investor, pursuant to which the Company will agree to file a registration statement with the SEC covering the resale of the Shares and the shares of common stock issuable upon exercise of the Pre-Funded Warrants and the Common Stock Warrants (collectively, the “Registrable Securities”) as promptly as reasonably practicable, and in any event no later than 45 days after the closing of the Private Placement (the “Filing Deadline”). The Company will agree to use reasonable best efforts to cause the registration statement to be declared effective as soon as practicable, and in any event no later than the earlier of (i) the 90th calendar day following the initial filing date of the registration statement, if the SEC notifies the Company that it will review the registration statement, and (ii) the fifth business day after the date the Company is notified by the SEC that the registration statement will not be reviewed or will not be subject to further review. The Company will agree to keep the registration statement effective until the earlier of (a) the date all Registrable Securities covered by the registration statement have been sold and (b) the date the Registrable Securities may be resold without registration and without regard to any volume or manner-of-sale limitations under Rule 144 promulgated under the Securities Act (“Rule 144”), without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

The Company will agree to pay the expenses of registering the Registrable Securities, other than underwriting discounts and commissions and similar selling expenses. The Registration Rights Agreement will also provide for customary indemnification rights and will require the Company to pay liquidated damages in certain circumstances if it fails to meet specified filing or effectiveness deadlines or if the registration statement is otherwise unavailable for resales, in each case as set forth in the Registration Rights Agreement.

The Company will grant the Investor customary indemnification rights in connection with the registration statement, including for liabilities arising under the Securities Act. The Investor will also grant the Company customary indemnification rights in connection with the registration statement.

The above description of the Registration Rights Agreement is a summary only and is qualified in its entirety by reference to the Form of Registration Rights Agreement, a copy of which is filed as Exhibit 10.2 to the Current Report on Form 8-K and is incorporated by reference herein.

Pre-Funded Warrants

The exercise price of the Pre-Funded Warrants will be $0.0001 per share and the Pre-Funded Warrants will be immediately exercisable and will not expire. Under the terms of the Pre-Funded Warrants, the Company may not effect the exercise of any Pre-Funded Warrants, and a holder will not be entitled to exercise any portion of any Pre-Funded Warrants, which, upon giving effect to such exercise, would cause a holder (together with its attribution parties) to own more than 9.99% of the number of shares of the common stock outstanding immediately after giving effect to such exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 19.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice is delivered to the Company.

The above description of the Pre-Funded Warrants is a summary only and is qualified in its entirety by reference to the Form of Pre-Funded Warrant, a copy of which is filed as Exhibit 4.1 to the Current Report on Form 8-K and is incorporated by reference herein.

Warrants

The exercise price of the Common Stock Warrants will be $10.00 per share. The exercise price of the Common Stock Warrants may only be paid in cash; provided, however, that if a registration statement covering the resale of shares of common stock issuable upon exercise of any Common Stock Warrant is not in effect at the time such Common Stock Warrant is exercised, the holder of such Common Stock Warrants may elect to effect a cashless exercise of such Common Stock Warrants.

The Common Stock Warrants will be immediately exercisable and will expire 30 days following the public announcement by the Company of the topline results from the Phase 3 XPORT-EC-042 clinical trial of selinexor in patients with endometrial cancer.

Under the terms of the Common Stock Warrants, the Company may not effect the exercise of any Common Stock Warrant, and a holder will not be entitled to exercise any portion of any Common Stock Warrant, which, upon giving effect to such exercise, would cause a holder (together with its attribution parties) to own more than 9.99% of the number of shares of the common stock outstanding immediately after giving effect to such exercise, as such percentage ownership is determined in accordance with the terms of the Common Stock Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 19.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice is delivered to the Company.

The above description of the Common Stock Warrants is a summary only and is qualified in its entirety by reference to the Form of Common Stock Warrant, a copy of which is filed as Exhibit 4.2 to the Current Report on Form 8-K and is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The securities described above are being issued in the Private Placement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Company is relying on this exemption from registration based in part on representations made by the Investor. The securities described herein have not been registered under the Securities Act or any state securities laws, and such securities may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements. The sale of securities described herein will not involve a public offering and will be made without general solicitation or general advertising. The purchaser of the securities described herein represented, among other things, that it is an accredited investor, as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and that it is acquiring such securities for investment purposes only and not with a view to any resale, distribution or other disposition of the Shares, the Pre-Funded Warrants and the Common Stock Warrants in violation of the United States federal securities laws.

Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy any securities of the Company.

Item 7.01	Regulation FD Disclosure.

SENTRY Trial Topline Data

On March 24, 2026, the Company issued a press release announcing topline results from its pivotal Phase 3 SENTRY trial, a randomized, double-blind, placebo-controlled trial of 60 mg selinexor in combination with ruxolitinib in frontline myelofibrosis (n=353) (the “SENTRY trial”). A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The Company intends to host a conference call and live webcast to discuss the results on March 24, 2026 at 8:00 a.m. Eastern Time and has made available the slide presentation to accompany the call, furnished herewith as Exhibit 99.2 to this Current Report on Form 8-K.

Private Placement

On March 24, 2026, the Company also issued a press release announcing the Private Placement. A copy of the press release is furnished as Exhibit 99.3 to this Current Report on Form 8-K.

The information in this Item 7.01 (including Exhibits 99.1, 99.2 and 99.3) is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

SENTRY Trial Topline Data

On March 24, 2026, the Company announced topline results from its SENTRY trial in which patients were randomized 2:1 to 60 mg of selinexor once weekly plus ruxolitinib or placebo plus ruxolitinib. The ruxolitinib dose was determined based on the patients’ baseline platelet count per the drug’s prescribing information. All data presented are as of the data cut-off date of February 20, 2026.

The SENTRY trial met the first co-primary endpoint, demonstrating statistically significant improvement in spleen volume reduction of 35% or more (“SVR35”) for patients treated with the combination of selinexor plus ruxolitinib. The mean change in absolute total symptom score (“Abs-TSS”) at week 24 relative to baseline was comparable across the two arms with similar symptom improvement relative to baseline; the difference across the two arms was not statistically significant.

Spleen Volume (Co-Primary Endpoint): 50% of patients who received the combination of selinexor plus ruxolitinib achieved a statistically significant improvement in SVR35 at week 24 compared to 28% of patients who received ruxolitinib alone (one-sided p<0.0001). Patients on the combination achieved rapid spleen reduction with 49% achieving SVR35 at week 12 compared to 20% who received ruxolitinib alone. Spleen volume reduction was sustained, with 47% of patients on the combination achieving SVR35 at week 36 compared to 23% who received ruxolitinib alone. The difference across the two arms was not statistically significant.

Symptoms (Co-Primary Endpoint): Similar symptom improvement from baseline was observed in patients who received the combination of selinexor plus ruxolitinib compared to ruxolitinib alone as measured by Abs-TSS at week 24. Patients who received the combination reported a 9.89 point improvement in Abs-TSS compared to a 10.86 point improvement in patients who received ruxolitinib alone.

Overall Survival (Secondary Endpoint): Promising overall survival (“OS”) signal was observed in patients who received the combination of selinexor plus ruxolitinib compared to ruxolitinib alone with a hazard ratio of 0.43 (95% CI [0.19, 1.00] nominal one-sided p=0.0222). The Company intends to continue to follow OS to maturity to further evaluate this signal.

Overall Survival Associated with SVR35: Post-hoc landmark analyses at weeks 12 and 24 suggest SVR35 may predict overall survival.

Variant Allele Frequency (“VAF”) Reduction (Pre-Specified Exploratory Endpoint): Evidence of potential disease modification from a pre-specified exploratory endpoint was observed at week 24 from baseline in the combination arm as 32% of patients who received the combination achieved a greater than or equal to 20% reduction in VAF for JAK2, MPL, and CALR compared to 24% of patients who received ruxolitinib alone (n=261).

Other Secondary and Exploratory Endpoints: Across other secondary and exploratory endpoints of progression-free survival, hemoglobin stabilization, and bone marrow fibrosis improvement, no meaningful difference was observed between the trial arms as of the data cut-off of February 20, 2026. The Company intends to further evaluate these endpoints as they mature.

The combination demonstrated a manageable safety and tolerability profile consistent with the known profile of selinexor and ruxolitinib individually. No new safety signals were observed.

The five most common all-grade treatment emergent adverse events (“TEAEs”) in the selinexor plus ruxolitinib arm were thrombocytopenia (selinexor plus ruxolitinib arm: 59%; placebo plus ruxolitinib arm: 43%), anemia (57%; 58%), nausea (57%; 17%), constipation (32%; 36%) and neutropenia (27%; 9%) (n=234; n=116). The rate of grade 3+ TEAEs was 70% in the selinexor plus ruxolitinib arm compared to 50% in the placebo plus ruxolitinib arm. The rate of TEAEs leading to treatment discontinuation was 15% in the selinexor plus ruxolitinib arm and 9% in the placebo plus ruxolitinib arm. The rate of confirmed leukemic transformations was the same across both arms of the trial at 1.7%.

The Company will be meeting with the U.S. Food and Drug Administration (“FDA”) to discuss the totality of the data from the SENTRY trial and its supplemental new drug application filing plan.

The Company plans to share additional data from the Phase 3 SENTRY trial at an upcoming medical meeting and expects to submit a manuscript to a peer-reviewed medical journal. The Company believes that potential inclusion in relevant compendia could occur in the second half of 2026.

SENTRY-2 Trial Update

Topline data from all patients in the 60 mg cohort of the Phase 2 SENTRY-2 trial with at least 24 weeks of follow-up is expected in the second half of 2026.

Endometrial Cancer Update

Topline data from the event-driven, Phase 3 XPORT-EC-042 trial is expected in mid-2026.

Diffuse Large B-Cell Lymphoma Update

In March 2026, the Company met with the FDA regarding the Accelerated Approval of the Diffuse Large B-Cell Lymphoma (“DLBCL”) indication of XPOVIO® (selinexor) which was granted on June 22, 2020 for the treatment of adult patients with relapsed or refractory DLBCL, not otherwise specified, including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. During the meeting, the FDA requested the Company withdraw the accelerated approval of the DLBCL indication due to the Company’s inability to complete the confirmatory trial. The Company has agreed with the FDA’s request and will voluntarily withdraw the accelerated approval of the DLBCL indication in light of the feasibility of completing the confirmatory trial, especially considering the evolving treatment landscape rendering the confirmatory trial study design impractical. As a result, the Company will cease ongoing and any further clinical development and related operational expenses in this indication. This withdrawal is not due to safety concerns with the DLBCL indication and does not affect the regulatory approval of any other indications for XPOVIO. The Company does not promote XPOVIO for this indication and generates immaterial revenue from DLBCL sales.

ATM

In March 2026, the Company issued and sold an aggregate of 1,100,844 shares of Common Stock under its Sale Agreement for total proceeds, net of sales commissions, of approximately $9.6 million. As of March 23, 2026, the Company had 19,618,032 shares of Common Stock outstanding.

Satisfaction of Capital Raise Trigger Under Second Amendment to Credit and Guaranty Agreement and the Forbearance Agreement

Upon receipt of the proceeds from the Private Placement on the closing date, the Company will have satisfied the capital raise trigger condition to the effectiveness of (i) the Second Amendment to Credit and Guaranty Agreement, dated February 27, 2026 (the “Amendment”), with the lenders party thereto and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, which amended the Company’s Credit and Guaranty Agreement, dated May 8, 2024 (as previously amended, the “Credit Agreement”) and (ii) the Forbearance Agreement, dated February 27, 2026 (the “Forbearance Agreement”), with (i) 100% of the lenders under the Credit Agreement, (ii) holders representing 100% of the outstanding principal amount of the Company’s 9.00% Convertible Senior Notes due 2028, (iii) holders representing 100% of the outstanding principal amount of the Company’s 9.00% Convertible Senior Notes due 2029, and (iv) the investor representative acting at the direction of the investors under the Company’s revenue interest financing agreement, and each of the Amendment and the Forbearance Agreement will be effective.

The terms of the Amendment and the Forbearance Agreement were disclosed in a Current Report on Form 8-K filed by the Company on February 27, 2026.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Pre-Funded Warrant to Purchase Common Stock

4.2	Form of Warrant to Purchase Common Stock

10.1*	Securities Purchase Agreement, dated March 24, 2026, by and between the Company and the Investor

10.2	Form of Registration Rights Agreement

99.1	Press Release issued by Karyopharm Therapeutics Inc. on March 24, 2026

99.2	Corporate Presentation issued by Karyopharm Therapeutics Inc. on March 24, 2026

99.3	Press Release issued by Karyopharm Therapeutics Inc. on March 24, 2026

104	Cover Page Interactive Data File (formatted as Inline XBRL)

*	Certain exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KARYOPHARM THERAPEUTICS INC.

Date: March 24, 2026	By:	/s/ Michael Mano
Michael Mano
Executive Vice President, Chief Legal Officer and Secretary